WATERGEEKS LABORATORIES INC.

- AND -

FRESHWATER TECHNOLOGIES INC.

EXCLUSIVE WORLDWIDE DISTRIBUTION AGREEMENT

October 9, 2008

EXCLUSIVE WORLDWIDE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE WORLDWIDE DISTRIBUTION AGREEMENT (the “Agreement”) is made this 9th day of October, 2008.

B E T W E E N:

WATERGEEKS LABORATORIES INC., a company duly incorporated under the laws of Canada and having its head office located at 300-2130

Leckie Place, Kelowna, British Columbia.

(the "Company ")

- and –

FRESHWATER TECHNOLOGIES INC., a company duly incorporated under the laws of the State of Nevada, and having its head office located at 30 Denver Crescent, Suite 200, Toronto, Ontario.

(the “Distributor")

RECITALS:

1.	Company is the owner or has an interest in Patents, Products, Names and Marks as described herein and has the right to appoint an exclusive distributor of its Products;
2.

Company wishes to appoint and Distributor wishes to accept the appointment of the exclusive, worldwide right to distribute and sell the Products, and the rights to otherwise Use the Products, Names and Marks to accomplish this Purpose, subject to the terms of this Agreement and upon the satisfaction of certain conditions by Company or the waiver of such conditions by Distributor.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement and the exchange of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1	Definitions.

Wherever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, and unless otherwise defined in this Agreement, the following terms shall have the following meanings:

"Affiliate" means any business organization, present or future that controls, is controlled by, or is under common control with a Party. "Control" for this definition is defined as directly or indirectly holding or controlling at least a majority of voting power or operating control (at least fifty percent (50%) of the voting stock or other ownership interest of the corporation or entity), whether through ownership of voting securities, by contract or otherwise;

“Applicable Laws” means the laws, regulations, rules, notices, and other legislative, executive or judicial decisions or pronouncements binding on either Party or in relation to the subject matter of this Agreement;

"Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the City of Toronto, Canada are open for business during normal banking hours;

“FOB Destination” stands for "Freight on Board" and means that for an order submitted to Company by Distributor, Company will pay shipping costs and remain responsible for the goods, including insurance and replacement of lost or damaged Products, until Distributor or other party designated by Distributor takes possession of the Products;

“Closing” means the closing of the Agreement, in accordance with Article 6 herein;

“Closing Date” means, subject to Articles 7 and 8 herein, January 4th or such earlier or later date as agreed to in writing by the Parties;

“Company” means Watergeeks Laboratories Inc.;

“Defaulting Party” has the meaning ascribed to it in Section 10.2 herein;

"Dispute" has the meaning ascribed to it in Section 9.1(a);

“Distributor” means Freshwater Technologies Inc.;

“Due Diligence Period” means a period commencing on the Effective Date and ending on January 3, 2009, unless such period is reduced at the sole election of Distributor following its written notification of the change in the Due Diligence Period to Company;

“Effective Date” means the date of this Agreement first stated above;

“Infringement Claim” means any suit, claim, or proceeding brought against Distributor alleging that Distributor’s use of the Patents constitutes an infringement of any third party’s Intellectual Property Rights;

“Intellectual Property Rights” means any and all rights in any invention, discovery, improvement, utility model, copyrightable work, industrial design or mask work, algorithm, data structure, trade secrets or know-how, or any idea having commercial value and includes (i) any trademark, trade dress, trade name, domain name, or other marks that serve to identify and distinguish goods or services as coming from, or falling under the control of, a single source; and (ii) all rights of whatsoever nature in computer software and data, all intangible rights or privileges of a nature similar to any of the foregoing in every case in any part of the world and whether or not registered, and all rights in any applications and granted registrations for any of the foregoing rights.

“Marks” means all trademarks worldwide registered in the name of Company or licensed to Company;

“Names” means all trade names worldwide used by Company;

“Parties” means collectively, Company and Distributor;

“Party” means individually, Company or Distributor;

"Patents" means all classes or types of patents and patent applications (including all divisions, continuations, continuations-in-part, reissues, renewals, and extensions thereof and any counterparts claiming priority therefrom), inventions, methods, processes and discoveries that may be patentable, and utility models, patents of importation/confirmations, and certificates of invention and the like and statutory rights for the aforementioned of all countries of the world that Company owns or holds an interest in as of the Effective Date or thereafter;

"Person" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any governmental authority or any incorporated or unincorporated entity or association of any nature;

"Products" means all products manufactured, offered or controlled by the Company or those products for which the Company has the right to manufacture, offer or control, on or after the Effective Date including but not limited to the Products specified in Schedule “A” hereto;

“Purpose” means the exclusive right to offer to sell, sell, export or otherwise disposing of Products in the Licensed Territory for the Term;

“Tax” means all taxes imposed by the relevant tax authorities in accordance with Applicable Laws;

“Territory” means every region and territory worldwide;

"Term" has the meaning ascribed to it in Section 10.1 herein;

“Terminating Party” has the meaning ascribed to it in Section 10.2 herein; and

"Use" means any form of practice or utilization of Products, Names and Marks, other than the distribution or sale of the Products.

“Year” means any twelve-month period ending on each anniversary of the Closing Date for the duration of the Term

1.2	Rules of Interpretation.

In this Agreement:

(a)           When calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period will be excluded. If the last day of such period is not a Business Day, the period will end on the next Business Day;

(b)           A reference to any Applicable Laws or to any legislation or to any provision of Applicable Laws or of any legislation includes a reference to such Applicable Laws or legislation as amended or modified from time to time;

(c)           The division of this Agreement into separate articles, sections, subsections and schedules, the provision of a table of contents, the Agreement’s title and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement;

(d)           Any reference to any government authority or department includes such authority or department at federal, state, provincial, municipal and other levels;

(e)           Any references in this Agreement to government ministries, bureaux, departments, commissions, agencies, etc. shall include all successor entities thereto;

(f)           In this Agreement, the masculine form includes the feminine form and the singular form includes the plural form, and vice versa;

(g)           Any reference to any Party to this Agreement or to any other party to any contract, agreement or document includes a reference to that party’s successors and permitted assigns;

(h)           Unless specified otherwise, all statements of or references to dollar amounts in this Agreement refer to Canadian dollars;

(i)            Words or abbreviations which have well known or trade meanings are used herein in accordance with their recognized meanings; and,

(j)            The words “includes” or “including” mean “includes without limitation” and “including without limitation” respectively.

1.3	Schedules

The following Schedules annexed to this Agreement are integral to, and form part of, this Agreement:

Schedule A	Description of the Products
Schedule B	[Blank]
Schedule C	[Blank]
Schedule D	Quotas
Schedule E	Prices

ARTICLE 2 DISTRIBUTOR

2.1	Distributor.

Subject to the terms and conditions of this Agreement, Company hereby grants to Distributor the exclusive right to offer to sell, sell, export or otherwise disposing of Products in the Licensed Territory for the Term (the “Purpose”) and the non-exclusive right to Use the Patents, Products, Names and Marks in the Licensed Territory for the Term in relation to carrying out the Purpose.

2.2	Sublicense

Distributor may not sublicense to any Person for the Term, including Company, to carry out the Purpose except in accordance with the terms of this Agreement.

2.3	Quotas.

Subject to the terms and conditions of this Agreement, Distributor agrees:

(a)           to purchase Products in such minimum quantities as set out in Schedule “D” hereto per twelve-month period ending on each anniversary of the Closing Date for the duration of the Term (“Year”).

(b)           that during any Year, it may vary the quantity of units per type of Product that it purchases from Company if the total dollar amount spent by Distributor for the purchase of Products from Company in that Year equals the dollar amount that Distributor would have spent had it purchased the quantity of units per type of Product set out in Schedule “D” hereto.

2.4	Delivery.

Subject to the terms and conditions of this Agreement, Company agrees that in satisfaction of each order for Products from Distributor:

(a)	Company shall deliver all Products to Distributor promptly and FOB Destination;

(b)           Company shall deliver to Distributor only Products that meet or exceed the Health and Safety, bottling and labelling laws, regulations and standards of all jurisdictions of North America.

(c)           Company shall deliver to Distributor only Products that are of first class commercial quality and manufactured strictly in accordance with the Products’ specifications.

ARTICLE 3 PAYMENTS

3.1	Payment and Delivery of Shares.

(a)           Subject to the terms and conditions of this Agreement, the Parties agree that Distributor shall pay Company Thirty Million (30,000,000) restricted common shares (the “Shares”) upon Closing of this Agreement.

(b)           The Distributor shall issue the shares from Treasury within seven days of the Effective Date. The shares will be held in escrow as a condition of the issuance of the Shares and released according to the terms and conditions of an escrow agreement governing the escrow and delivery or cancellation of the Shares to be agreed to and executed by the Parties.

(c)           Upon the delivery of notice of satisfaction of the Due Diligence review from Distributor to Company, Distributor shall pay the Shares to Company.

3.2	Tax.

Company acknowledges and agrees that it is responsible for all Taxes imposed on it in respect of the signing or performance of this Agreement and the receipt of the Shares.

3.3	Advice.

Company acknowledges and agrees that it has obtained legal advice from its own advisors with respect to the potential tax impact on it of in respect of the signing or performance of this Agreement and the receipt of the Shares.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

4.1	Company Representations and Warranties.

Company represents, warrants and covenants as follows and acknowledges and agrees that the representations and warranties herein shall survive for the a period of one year from the Effective Date hereof:

(a)           Company is the lawful owner of all right and title to and interest in the Patents, free and clear (except security granted to the lenders of Company in its ordinary course of business) of all rights, interests in, mortgages, liens, charges, security interests, adverse claims, options, pledges, encumbrances and demands whatsoever in favour of any Person whomsoever including, without limiting the generality of the foregoing, any current or former employee or contractor of Company, or any lender to Company;

(b)           Company has all rights necessary to appoint the Distributor in accordance with the terms and conditions of this Agreement;

(c)           the Patents are in full force and effect and have not been used or enforced or failed to be used or enforced in a manner that would reasonably result in abandonment, cancellation or unenforceability; and,

(d)           Company has obtained or completed all necessary approvals and registrations to export the Patents hereunder.

4.2	Distributor Acknowledgements

Distributor acknowledges and agrees as follows:

(a)           that it may describe itself as a Distributor of the Company’s products for the duration of the Term of this Agreement but that it shall not describe or characterize itself or enter into any transaction as an agent for the Company;

(b)          it shall use its commercially reasonable best efforts to sell the Products for the duration of the Term of this Agreement;

(c)           it shall refrain from committing any act or pursuing any course of conduct that would tend to bring the Licensed Patents, Products, Names or Marks into disrepute;

(d)           nothing in this Agreement may in any way give or be deemed to give Distributor any interest in the Names and Marks except for the right to Use the Names and Marks solely in connection with the Products and in accordance with the terms and condition of this Agreement;

(e)           neither during the term of this Agreement nor at any time after termination hereof, shall Distributor attempt any registration of the Names and Marks anywhere in the world or attempt to dilute the value of any goodwill attaching to the Names and Marks. Any goodwill associated with the Names and Marks shall enure exclusively to the benefit of Company; and,

(f)           that upon termination of this Agreement for whatever reason, Distributor will return to Company all drawings, specifications, user manuals, diskettes and other written information related to the Products furnished to Distributor hereunder, together with all copies thereof in the Distributor’s custody and control.

4.3	Company Acknowledgements

Company acknowledges and agrees as follows:

(a)           that it shall use its commercially reasonable best efforts to market and promote the Products for the duration of the Term of this Agreement; and,

(b)           that Distributor is a public company that has obligations to file most of its agreements, including this Agreement, and details of its business operations in public filings with the SEC.

4.4	Mutual Representations and Warranties

Each Party represents and warrants to the other Party that on the Effective Date:

(a)           it is an independent legal person duly organized, validly existing in good standing under the laws of the place of its establishment or incorporation;

(b)	it has full authority to enter into this Agreement and to perform its obligations hereunder;

(c)           it has authorized its representative to sign this Agreement and from and after the Effective Date the provisions of this Agreement shall be legally binding upon it;

(d)          its execution of this Agreement and its performance of its obligations hereunder: (i) will not violate any provision of its business license, articles of incorporation, articles of association or similar organizational documents; (ii) will not violate any Applicable Laws or any governmental authorization or approval; and (iii) will not violate or result in a default under any contract to which it is a party or to which it is subject;

(e)           no lawsuit, arbitration or other legal or governmental proceeding is pending or, to its knowledge, threatened against it that would affect its ability to perform its obligations under this Agreement; and

(f)           it has disclosed to the other Party all documents issued by any governmental department that may have a material adverse effect on its ability to fully perform its obligations under this Agreement, and the documents previously provided by it to the other Party do not contain any misstatements or omissions of material facts.

4.5	Consequences of Inaccuracy in Representations and Warranties

If any of the representations and warranties of a Party above are not accurate in all material respects when made, then such Party shall be in material breach of this Agreement.

ARTICLE 5 DUE DILIGENCE

5.1	Due Diligence Period.

Following entry into this Agreement, Distributor may request due diligence materials. Company shall provide the requested due diligence materials within 5 days of receipt of the request for such due diligence materials. Company will fully cooperate with Distributor in complying with the reasonable requirements of Distributor. Distributor shall have the Due Diligence Period to determine whether its review has uncovered materially adverse information which makes it commercially unfeasible to conduct the Closing as originally contemplated by the Parties, at which time the Distributor shall advise Company in writing whether, acting reasonably at its sole discretion, Distributor intends to terminate the Agreement on the basis of such information and if so, this Agreement shall terminate and be of no further force or effect.

Except as otherwise required to be disclosed by law, Distributor agrees to keep confidential all information and documents provided or otherwise acquired in its due diligence review.

5.2	Due Diligence Materials.

The due diligence review may include:

(a)	materials, documents and information in the possession and control of Company;
(b)	copies of the certificate of incorporation, certificate of good standing; bylaws, articles, register of directors and officer, register of shareholders and directors minutes/resolutions;
(c)	documentation proving the ownership, interest and limitations in and to all intellectual property, including but not limited to the Patents relating to the Products;
(d)	copies of any product distribution and license agreements between Company and its suppliers of Products;

(e)	copies of any agreements between Company and third parties regarding or limiting the rights and interests of the Company in the Patents, Products, Names or Marks;
(f)	the financial statements for the most recently ended fiscal year and the financial statements for the most recently ended fiscal quarter; and,
(g)	any other documentation deemed necessary for Distributor to complete its due diligence by the end of the Due Diligence Period.

5.3	Non Disclosure Agreement.

Company may provide a Non-Disclosure Agreement, subject to approval by the Distributor, and the Parties may agree to and execute the Non-Disclosure Agreement at any time during the Due Diligence Period.

ARTICLE 6 CLOSING

6.1	The Closing shall take place on the Closing Date at the offices of the lawyers for Distributor or at such other location as agreed to by the Parties.
6.2	At Closing:

Distributor will deliver a share certificate evidencing 30,000,000 restricted common Shares in the name of Company, which is the full payment of shares due pursuant to this Agreement.

ARTICLE 7 CONDITIONS OF CLOSING OF DISTRIBUTOR

7.1	The representations and warranties of Company will be true and correct in all material respects at and as of the Closing.
7.2

All covenants, agreements and obligations hereunder on the part of Company to be performed or complied with at or prior to the Closing contained herein will have been performed and complied with in all material respects.

7.3	Distributor shall be reasonably satisfied with its Due Diligence Review as described in Article 5 herein.

ARTICLE 8 CONDITIONS OF CLOSING OF COMPANY

8.1	The representations and warranties of Distributor will be true and correct in all material respects at and as of the Closing.
8.2

All covenants, agreements and obligations hereunder on the part of Distributor to be performed or complied with at or prior to the Closing contained herein will have been performed and complied with in all material respects.

ARTICLE 9 INTELLECTUAL PROPERTY INDEMNITIES

9.1	Company Indemnification

Company agrees to indemnify, defend and hold harmless Distributor with respect to any Infringement Claim or resulting from any breach by Company of any representation and warranty concerning the Patents, Products, Names and Marks and to pay all litigation costs, reasonable lawyer’s fees, settlement payments and any damages awarded as a result thereof.

9.2	Conditions of Indemnification
(a)	Company’s indemnity obligations under this Article 9 are subject to the following conditions:
	(i)	Distributor shall promptly advise Company in writing of any Infringement Claim;

(ii)          Distributor shall provide full cooperation (including all necessary information and assistance) to Company in connection with the Infringement Claim; and

(iii)         Distributor shall permit Company to have sole control of the defence or settlement of any Infringement Claim.

(b)           In addition to the foregoing, Distributor acknowledges and agrees that Company shall not be required to indemnify Distributor for any additional costs or damages incurred by Distributor as a result of its failure to properly notify the Company following the occurrence of an Infringement Claim; or its failure to cease using any enjoined Licensed Patents.

9.3	Limitations of Indemnification

Company’s indemnity obligations under this Article 9 shall not apply to any Infringement Claim where the Licensed Patents are

(a)           used by Distributor in a manner or for a purpose not contemplated by Company and/or by this Agreement.

(b)	modified by Distributor where such modification is not authorised by Company; and/or

(c)           used by Distributor in combination with other products or technology not provided by Company where the infringement arises from such combination.

ARTICLE 10 TERM AND TERMINATION

10.1	Term.

The term of this Agreement ("Term") shall commence as of the Effective Date and shall terminate upon:

(a)	the 10th anniversary of the Closing Date; or,

(b)           the expiration or termination of this Agreement in accordance with the terms of section 10.2 herein;

whichever is earlier.

10.2	General Termination Rights.

This Agreement may be terminated (“Termination”) in one of the following ways:

(a)	for convenience, upon the mutual agreement of the Parties in writing; or,

(b)           either Party (the "Terminating Party") may, in addition to any other rights and remedies it may have against the other Party (the "Defaulting Party"), terminate this Agreement immediately in the event that:

(i)            the Defaulting Party fails, in any material respect, to perform or observe any of its obligations under this Agreement, and such failure continues unremedied for a period of thirty (30) days following written notice thereof (giving particulars of the failure in reasonable detail) from the Terminating Party to the Defaulting Party; or,

(ii)          the Defaulting Party (i) becomes insolvent or is declared bankrupt, (ii) files, or is the subject of any proceedings or filings relating to, its liquidation, solvency, bankruptcy or for the appointment of a receiver or similar officer for it, (iii) makes a general assignment for the benefit of all or substantially all of its creditors, (iv) enters into an agreement for the compromise, extension or readjustment of all or substantially all of its obligations (v) ceases to carry out business or (vi) commits an unlawful act or is found guilty of an indictable offence.

10.3	Effect of Termination

Upon the end of the Term or the Termination of this Agreement, Distributor shall immediately discontinue further marketing, sale and distribution of the Products. All contractual arrangements in connection with the sale and distribution of the Products made pursuant to the Distribution and Use of the Products by Distributor to end-users, prior to the date of termination, shall survive Termination.

10.4	Survival.

Article 3, Article 4, Article 9, Section 10.3 hereto and this Section 10.4 shall continue in full force and effect in accordance with their respective terms subsequent to and notwithstanding termination, expiration or transfer of this Agreement until they are satisfied or by their nature expire.

ARTICLE 11 SETTLEMENT OF DISPUTES

11.1	General Principles

(a)           Other than a dispute with respect to the commencement of an action for injunctive relief or declaration to restrain or prevent the improper use or misappropriation of the Patents, Products, Names or Marks, the Parties will endeavour to resolve any dispute arising between the Parties (“Dispute”) by employing the procedures provided for in this Article 11.

(b)           All Disputes that may arise with respect to any matter governed by this Agreement will to the fullest extent possible be resolved collectively by the designated representatives of Company and Distributor.

11.2	Escalation Procedures to Resolve a Dispute

(a)           If the designated representatives of Company and Distributor are unable to resolve a Dispute within ten (10) Business Days of Party furnishing a notice describing the Dispute to the other Party, then either Party may request that the matter be referred to arbitration as described below.

11.3	Arbitration

(a)           In the event such Dispute is not resolved through the internal Dispute resolution described above within sixty (60) days after the date such consultations were first requested in writing by a Party, then the Parties should exclusively submit the Dispute for arbitration before an arbitration tribunal as described in section 8.3(b) herein.

(b)           The arbitration tribunal shall consist of three (3) arbitrators: one arbitrator shall be appointed by each Party and a third arbitrator shall be appointed by agreement between the Parties.

(c)	The arbitration proceedings shall be conducted in the English language.

(d)           All costs of arbitration (including but not limited to arbitration fees, costs of arbitrators and legal fees and disbursements) shall be borne as determined by the arbitration tribunal.

11.4	Procedural Compliance

The Parties undertake:

(a)           to comply strictly with the time limits specified in the Arbitration Rules for the taking of any step or the performance of any act in or in connection with any arbitration; and,

(b)           to comply with and to carry out, in full and without delay, any procedural orders (including, without limitation to, any interim measures of protection ordered) or any award (interim or final) made by the arbitral tribunal.

11.5	Enforcement of Award

Each of the Parties irrevocably:

(a)	agrees that any arbitral award shall be final and binding;

(b)           undertakes that it will execute and perform the arbitral award fully and without delay. In the event of judicial acceptance and an order of enforcement, each Party expressly waives all rights to object thereto, including any defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state; and

(c)           waives any rights which it may have to contest the validity of the arbitration agreement set forth in this Article or the jurisdiction of the relevant arbitration institution to hear and to determine any arbitration begun pursuant to this Article 11.

(d)           When any Dispute occurs and is the subject of friendly consultations or arbitration, the Parties shall continue to exercise their remaining respective rights and fulfil their remaining respective obligations under this Agreement, including in respect of those matters under dispute.

11.6	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the province of Ontario, Canada and the federal laws of Canada applicable therein, excluding any conflicts of laws rules. The United Nations Convention for the International Sale of Goods shall not apply to this Agreement.

ARTICLE 12 GENERAL

12.1	Successors and Assigns.

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective legal successors and permitted assigns.

12.2	Assignment.

The rights and licenses granted by Company in this Agreement are personal to Distributor and may not be assigned or otherwise transferred without the written consent of Company, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Distributor may assign any of its rights and obligations hereunder to an Affiliate at any time following written notice to the Company and to a purchaser of all or substantially all of the Distributor’s business or assets to which this Agreement pertains following written notice to Company.

12.3	Relationship of the Parties

If for any reason whatsoever, any term or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, all other terms and conditions of this Agreement shall not be affected thereby and each term and condition of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

12.4	Further Assurances.

The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

12.5	Fax and Counterparts.

This Agreement may be executed in several counterparts and delivered by facsimile, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

12.6	Construction.

The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party, including the rule or doctrine of contra proferentum, shall not be applicable in the interpretation of this Agreement.

12.7	Entire Agreement.

This Agreement (including the schedules hereto) constitutes the entire Agreement of all the Parties with respect to the subject-matter hereof and supersedes all prior agreements understandings, negotiations and discussions, whether oral or written. There are no representations, undertakings or agreements of any kind between all the Parties respecting the subject matter hereof except those contained in this Agreement.

12.8	Severability.

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

12.9	Time of the Essence.
Time is of the essence to this Agreement.
12.10	Notice.

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this section as a "notice") to any Party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by fax or other form of recorded communication tested prior to transmission to such Party at the address first stated for the relevant party above or at such other address as the Party to whom such writing is to be given shall have last notified in writing to the Party giving the same in the manner provided in this section. Any notice delivered to the Party to whom it is addressed as provided in this section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed to the address and in the manner provided for in this section shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing. Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

12.11	Headings.

The captions and headings used herein are for convenience of reference only and are not to be construed in any way as material terms or be used to interpret the provisions of this Agreement.

12.12	Waiver and Modification.

Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision shall be effective only if in writing and signed by the Parties.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the Effective Date set forth above.

WATERGEEKS LABORATORIES INC.		FRESHWATER TECHNOLOGIES INC.
By:	/s/ Brent Meikle	By:	/s/ Max Weissengruber
Name:	BRENT MEIKLE	Name:	MAX WEISSENGRUBER
Title:	PRESIDENT	Title:	PRESIDENT & CEO

SCHEDULE A

DESCRIPTION OF PRODUCTS

Filtered Sport Bottle

Basic Stainless Steel Water Bottle

Premium Stainless Steel Water Bottle

Premium Insulated Steel Water Bottle

Biological Water Bottle

Biological “Pure Blue” Water Filter

Schedule “B”

[Blank]

Schedule “C”

[Blank]

Schedule “D”

QUOTAS

Filtered Sport Bottle	10,000 units per year

Basic Stainless Steel Water Bottle	100,000 units per year

Premium Stainless Steel Water Bottle	100,000 units per year

Premium Insulated Steel Water Bottle	10,000 units per year

Biological Water Bottle	10,000 units per year

Biological “Pure Blue” Water Filter	5,000 units per year

Schedule “E”

PRICING

Filtered Sport Bottle	CDN $7.50 per unit

Basic Stainless Steel Water Bottle	CDN $2.50 per unit

Premium Stainless Steel Water Bottle	CDN $3.21 per unit

Premium Insulated Steel Water Bottle	CDN $4.19 per unit

Biological Water Bottle	CDN $15.75 per unit

Biological “Pure Blue” Water Filter	CDN $25.00 per unit